Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended June 30, 2018

July 25, 2018

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1 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; our ability to successfully execute our strategic growth plan and realize its expected benefits; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they were made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Company Profile

REDEFINING THE DATA CENTER.

HYPERSCALE | HYBRID COLOCATION

SOFTWARE-DEFINED DATA CENTER

MEGA SCALE DATA CENTERS

CLOUD PARTNER SOLUTIONS

POWERED BY PEOPLE

HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
FORT WORTH
IRVING
ATLANTA
SUWANEE
MIAMI
SECAUCUS
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
HARRISONBURG
RICHMOND
MEGA DATA CENTERS
DATA CENTERS
LAND

Industry-Leading Customer Service

Net Promoter Score

55
64
68
72
40
Industry Average
2014
2015
2016
2017

APPROXIMATELY **280+ ACRES** OF EXPANSION WITH CAPACITY TO **DOUBLE BUSINESS** WITHIN EXISITING POWERED SHELL

3,629 TOTAL VOLUNTEER HOURS IN 2017

6.2M GROSS SQUARE FEET

2.7M SQUARE FEET OF RAISED FLOOR BOD NRSF

100% UPTIME **GUARANTEE**

OVER 650 MEGAWATTS of GROSS UTILITY POWER

COMPLIANCE

FISMA, FEDRAMP, SOC 2, SOC 1, PCI DSS, HITRUST, ISO 27001

FLEXIBLE INTEGRATED FRAMEWORK

SERVICE DELIVERY PLATFORM

INDUSTRY'S 1ST SOFTWARE-DEFINED DATA CENTER PLATFORM

DELIVERING CUSTOMER VALUE

- Infrastructure Visibility
- Dynamic Control
- Integrated Hybrid Solution
- Online Transacting

UNLOCK THE POWER OF YOUR DATA

- Digitize
- Analyze
- Automate

Real-Time Visibility
Actionable Insights

Data provided as of June 30, 2018

3 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	June 30,	December 31,
	2018 (1)	2017 (1)
ASSETS
Real Estate Assets
Land	$105,541	$88,216
Buildings, improvements and equipment	1,833,870	1,701,287
Less: Accumulated depreciation	(434,565)	(394,823)
	1,504,846	1,394,680
Construction in progress (2)	649,766	567,819
Real Estate Assets, net	2,154,612	1,962,499
Cash and cash equivalents	52,468	8,243
Rents and other receivables, net	50,090	47,046
Acquired intangibles, net	100,202	109,451
Deferred costs, net (3) (4)	44,682	41,545
Prepaid expenses	10,088	6,163
Goodwill	173,843	173,843
Other assets, net (5)	68,880	66,266
TOTAL ASSETS	$2,654,865	$2,415,056

LIABILITIES
Unsecured credit facility, net (4)	$694,751	$825,186
Senior notes, net of debt issuance costs (4)	394,406	394,178
Capital lease, lease financing obligations and mortgage notes payable	6,217	10,565
Accounts payable and accrued liabilities	109,355	113,430
Dividends and distributions payable	25,648	22,222
Advance rents, security deposits and other liabilities	29,640	28,903
Deferred income taxes	2,068	4,611
Deferred income	32,870	25,305
TOTAL LIABILITIES	1,294,955	1,424,400

EQUITY
Series A 7.125% cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of June 30, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (6)	103,212	—
Series B 6.50% cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of June 30, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (7)	304,426	—
Common stock: $0.01 par value, 450,133,000 shares authorized, 51,140,798 and 50,701,795 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	511	507
Additional paid-in capital	1,056,667	1,049,176
Accumulated other comprehensive income	8,840	1,283
Accumulated dividends in excess of earnings	(223,724)	(173,552)
Total stockholders’ equity	1,249,932	877,414
Noncontrolling interests	109,978	113,242
TOTAL EQUITY	1,359,910	990,656
TOTAL LIABILITIES AND EQUITY	$2,654,865	$2,415,056

(1)

The balance sheet at June 30, 2018 and December 31, 2017, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of June 30, 2018, construction in progress included $113.0 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of June 30, 2018 and December 31, 2017, deferred costs, net included $6.9 million and $7.9 million of deferred financing costs net of amortization, respectively, and $37.8 million and $33.7 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.8 million and $11.6 million at June 30, 2018 and December 31, 2017, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of June 30, 2018 and December 31, 2017, other assets, net included $49.3 million and $57.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of June 30, 2018, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of June 30, 2018, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Revenues:
Rental	$89,232	$85,713	$80,793	$174,945	$159,910
Recoveries from customers	10,444	11,513	8,774	21,957	17,135
Cloud and managed services	10,974	13,181	16,856	24,155	33,821
Other (1)	1,627	3,290	1,445	4,917	2,966
Total revenues	112,277	113,697	107,868	225,974	213,832
Operating expenses:
Property operating costs	36,558	37,740	36,846	74,298	72,267
Real estate taxes and insurance	2,903	2,905	2,946	5,808	6,093
Depreciation and amortization	37,820	35,913	34,527	73,733	68,475
General and administrative (2)	21,031	22,234	22,562	43,265	44,759
Transaction, integration and impairment costs	653	920	161	1,573	497
Restructuring (3)	11,430	8,530	—	19,960	—
Total operating expenses	110,395	108,242	97,042	218,637	192,091

Operating income	1,882	5,455	10,826	7,337	21,741

Other income and expense:
Interest income	25	1	—	26	1
Interest expense	(8,203)	(8,110)	(7,647)	(16,313)	(14,516)
Income (loss) before taxes	(6,296)	(2,654)	3,179	(8,950)	7,226
Tax benefit (expense) of taxable REIT subsidiaries (4)	(137)	2,402	1,429	2,265	2,950
Net income (loss)	(6,433)	(252)	4,608	(6,685)	10,176
Net (income) loss attributable to noncontrolling interests (5)	1,002	29	(568)	1,031	(1,259)
Net income (loss) attributable to QTS Realty Trust, Inc.	$(5,431)	$(223)	$4,040	$(5,654)	$8,917
Preferred stock dividends	(2,248)	(328)	—	(2,576)	—
Net income (loss) attributable to common stockholders	$(7,679)	$(551)	$4,040	$(8,230)	$8,917

Net income (loss) per share attributable to common shares:
Basic (6)	$(0.16)	$(0.02)	$0.08	$(0.17)	$0.18
Diluted (6)	(0.16)	(0.02)	0.08	(0.17)	0.17

(1)

Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.4 million, $2.7 million and $0.9 million for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017, respectively. Straight line rent was $4.1 million and $2.4 million for the six months ended June 30, 2018 and 2017, respectively.

(2)

General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 18.7%,  19.6%, and 20.9% of total revenues for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017, respectively. General and administrative expenses were 19.1% and 20.9% of total revenues for the six months ended June 30, 2018 and 2017, respectively.

(3)

Restructuring Costs – The Company incurred $11.4 million of restructuring expenses for the three months ended June 30, 2018 associated with its strategic growth plan, of which $4.8 million related to employee severance expenses, $3.4 million related to professional fees, $3.1 million related to the sale or write-off of certain product related assets, and $0.1 million related to other miscellaneous restructuring expenses. The Company incurred $20.0 million of restructuring expenses for the six months ended June 30, 2018 associated with its strategic growth plan, of which $8.5 million related to employee severance expenses, $7.1 million related to the write-off of certain product related assets, $3.9 million related to professional fees and $0.5 million related to other miscellaneous restructuring expenses.

(4)

Tax benefit (expense) of taxable REIT subsidiaries - The Company’s non-cash deferred tax benefit, in both the current year and the prior year, relate to recorded operating losses which include certain restructuring, transaction and integration costs.

(5)	Noncontrolling interest - The noncontrolling ownership interest of QualityTech, LP was 11.5% and 12.2% as of June 30, 2018 and 2017, respectively.
(6)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Net income (loss)	$(6,433)	$(252)	$4,608	$(6,685)	$10,176
Other comprehensive income (loss):
Increase (decrease) in fair value of interest rate swaps	2,563	5,982	(1,499)	8,545	(1,499)
Reclassification of other comprehensive income to interest expense	91	402	—	493	—
Comprehensive income (loss)	(3,779)	6,132	3,109	2,353	8,677
Comprehensive (income) loss attributable to noncontrolling interests	431	(702)	(385)	(271)	(1,076)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(3,348)	$5,430	$2,724	$2,082	$7,601

6 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

In conjunction with its strategic growth plan announced in the prior quarter, QTS is realigning its product offerings around Hyperscale and Hybrid Colocation, while exiting certain of its C3-Cloud and Managed Services offerings, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this release to focus its guidance and key performance metrics around its Core business, which primarily consists of its Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers, which together will be the Company’s primary business following the completion of the strategic growth plan. For informational purposes, QTS has excluded its estimated Non-Core business from certain financial and operating statistics below. A more detailed allocation of Core and Non-Core financial information is presented in the Appendix.

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, including its Core business, as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s Core business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its Core business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Summary of Consolidated Results (includes Core and Non-Core)	2018	2018	2017	2018	2017
Total revenues	$112,277	$113,697	$107,868	$225,974	$213,832
Net income (loss)	$(6,433)	$(252)	$4,608	$(6,685)	$10,176
Fully diluted weighted average shares outstanding	58,080	57,946	55,458	58,013	55,336
Net income (loss) per basic share	$(0.16)	$(0.02)	$0.08	$(0.17)	$0.18
Net income (loss) per diluted share	$(0.16)	$(0.02)	$0.08	$(0.17)	$0.17
FFO available to common shareholders & OP unit holders	$25,162	$31,477	$34,883	$56,639	$69,955

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Core Financial Summary (1)	2018	2018	2017	2018	2017
Core Operating FFO available to common shareholders & OP unit holders	$36,895 (2)	$36,867 (3)	$30,578 (4)	$73,762 (5)	$61,232 (6)
Core Operating FFO per diluted share	$0.64 (2)	$0.64 (3)	$0.55 (4)	$1.27 (5)	$1.11 (6)
Core MRR (at period end)	$29,522	$27,862	$26,142	$29,522	$26,142
Core Revenue	$102,549	$100,390	$88,740	$202,939	$175,616
Core Adjusted EBITDA	$53,634	$50,159	$41,929	$103,793	$82,574
Core NOI	$67,639	$64,792	$56,232	$132,431	$111,463
Core NOI as a % of Core revenue	66.0%	64.5%	63.4%	65.3%	63.5%
Core Adjusted EBITDA as a % of Core revenue	52.3%	50.0%	47.2%	51.1%	47.0%
Core General and administrative expenses as a % of Core revenue	17.6%	18.0%	19.8%	17.8%	19.9%
Annualized Core ROIC	12.3%	12.3%	11.4%	12.3%	11.5%

(1)	Represents Core results only. See Appendix for additional information regarding Non-Core reconciliations.
(2)

For the three months ended June 30, 2018, excluding the effects of the Company’s deferred tax expense, Core Operating FFO available to common shareholders & OP unit holders would be $37,073 and Core Operating FFO per diluted share would be $0.64.

(3)

For the three months ended March 31, 2018, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $36,100 and Core Operating FFO per diluted share would be $0.62.

(4)

For the three months ended June 30, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $29,149 and Core Operating FFO per diluted share would be $0.53.

(5)

For the six months ended June 30, 2018, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $73,173 and Core Operating FFO per diluted share would be $1.26.

(6)

For the six months ended June 30, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $57,910 and Core Operating FFO per diluted share would be $1.05.

7 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

	June 30,		December 31,
Balance Sheet Data - Consolidated Results (includes Core and Non-Core) (1)	2018		2017
Total debt, net of cash and cash equivalents	1,053,749	(2)	1,233,322	(2)
Debt to last quarter annualized Adjusted EBITDA	4.7x	(3)	5.4x	(3)
Debt to undepreciated real estate assets	40.7%	(3)	52.3%	(3)
Debt to Implied Enterprise Value	27.9%	(3)	28.2%	(3)

(1)	Disclosed on a consolidated basis to conform with debt covenant calculations in accordance with lender requirements.
(2)

The Company has excluded associated debt issuance costs from the Total Debt line item for both periods presented.  As a result, the amounts referenced above represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)	Calculated using total debt, which excludes associated debt issuance costs, less the amount of cash and cash equivalents on hand.

	June 30,	December 31,
Operating Portfolio Statistics	2018	2017
Built out square footage:
Raised floor	1,449,746	1,403,516
Core leasable raised floor (1)	1,166,281	1,112,350
Core leased raised floor (1)	1,040,550	964,951
Core data center % occupied (1)	89.2%	86.7%

Total Raw Shell:
Total	6,237,837	6,119,806
Basis-of-design raised floor space (2)	2,744,017	2,677,693

Data center properties	26	25
Basis of design raised floor % developed	52.8%	52.4%

Data center raised floor % wholly-owned (3)	90.7%	90.4%

(1)

Leasable and leased raised floor includes Core only. Had Non-Core been included consolidated leasable raised floor would be 1,166,936 square feet and 1,116,584 square feet at June 30, 2018 and December 31, 2017, respectively. Had Non-Core been included consolidated leased raised floor would be 1,041,205 square feet and 969,777 square feet at June 30, 2018 and December 31, 2017, respectively.

(2)	See definition in Appendix.
(3)

Wholly owned data centers do not include those subject to capital lease obligations or the Santa Clara facility which is subject to a long-term ground lease. Had the Santa Clara facility been included as a wholly owned facility, the wholly owned data center raised floor percentage would be 94.6% and 94.4% at June 30, 2018 and December 31, 2017, respectively.

2018 Core Guidance

References to QTS’ “Core” business refers to the Company’s business expected to be retained following the completion of the previously announced strategic growth plan, as further described in the Appendix. The Company is reaffirming its 2018 guidance, as outlined below.

	2018 (1)
($ in millions except per share amounts)	Low	High
Core Revenue	$408	$422
Core Adjusted EBITDA	$218	$228
Core Operating FFO per fully diluted share	$2.55	$2.65
Capital Expenditures (2)	$425	$475

(1)	Guidance for the year ended December 31, 2018 excludes results from the Non-Core business unit.
(2)	Reflects consolidated cash capital expenditures and excludes expenditures from acquisitions.

The Company is adjusting its previously announced rental churn guidance of 3% to 6%, and now expects annual rental churn for the Core business of 3% to 5%.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Core Return on Invested Capital (ROIC)

(unaudited and in thousands)

Core Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes Core ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its Core business against the capital it has invested in the Core business.

Core Return on Invested Capital (ROIC)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Core NOI (1)	$67,639	$64,792	$56,232	$132,431	$111,463
Annualized Core NOI	270,556	259,168	224,928	264,862	222,926
Average Core undepreciated real estate assets and other Core net fixed assets placed in service (2)	2,202,032	2,113,788	1,971,685	2,160,136	1,941,143
Annualized Core ROIC (2)	12.3%	12.3%	11.4%	12.3%	11.5%

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations,  aggregated to $4.6 million, $4.2 million and $3.8 million for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017 respectively, and $8.8 and $7.6 for the six months ended June 30, 2018 and 2017, respectively.

(2)

Calculated using Core amounts only. Had the amounts included Non-Core assets and Non-Core NOI, consolidated annualized ROIC for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017 would be 13.0%,  13.5% and 13.6%,  respectively, and 13.3% and 13.7% for the six months ended June 30, 2018 and 2017, respectively.

	As of			As of
Calculation of Average Core Undepreciated Real Estate	June 30,	March 31,	June 30,	June 30,
Assets and other Core Net Fixed Assets Placed in Service (1)	2018	2018	2017	2018	2017
Core Real Estate Assets, net	$2,148,849	$2,053,977	$1,701,916	$2,148,849	$1,701,916
Less: Core Construction in progress	(649,766)	(636,054)	(359,605)	(649,766)	(359,605)
Plus: Core Accumulated depreciation	422,346	399,802	340,426	422,346	340,426
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Core Other fixed assets, net	35,423	36,236	27,965	35,423	27,965
Plus: Core Acquired intangibles, net (2)	85,511	89,902	93,293	85,511	93,293
Plus: Core Leasing Commissions, net	36,624	33,528	29,343	36,624	29,343
Total as of period end	$2,252,830	$2,151,234	$2,007,181	$2,252,830	$2,007,181

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$2,202,032	$2,113,788	$1,971,685	$2,160,136	$1,941,143

(1)

Calculated using Core amounts only, which excludes Non-Core product related assets. Had the amounts included Non-Core assets, consolidated average undepreciated real estate assets and other net fixed assets would be $2,236,778,  $2,163,009 and $2,008,565 for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017, respectively, and $2,199,340 and $1,979,212 for the six months ended June 30, 2018 and 2017, respectively.

(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)	Calculated by using average quarterly balance of each account.

9 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	capitalization
Implied Enterprise Value as of June 30, 2018:	Outstanding	June 30, 2018	(in thousands)
Class A Common Stock	51,012,390	$39.50	$2,014,989
Class B Common Stock	128,408	39.50	5,072
Total Shares Outstanding	51,140,798
Units of Limited Partnership (1)	6,718,812	39.50	265,393
Options to purchase Class A Common Stock (2)	300,618	39.50	11,874
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of June 30, 2018	58,160,228
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Preferred Stock	3,162,500	100.00	316,250
Total Equity			$2,720,578
Total Debt			1,053,749	(3)
Implied Enterprise Value			$3,774,327

(1)	Includes 41,368 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of June 30, 2018.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of June 30, 2018.
(3)

Excludes all debt issuance costs reflected as a reduction to liabilities at June 30, 2018 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand.

The following table presents the weighted average fully diluted shares for the three and six months ended June 30, 2018:

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018
Weighted average shares outstanding - basic	51,149,224	51,013,783
Effect of Class A partnership units (1)	6,677,444	6,628,995
Effect of Class O units on an "as if" converted basis (1)	37,895	137,413
Effect of options to purchase Class A common stock and restricted Class A common stock on an "as if" converted basis (2)	215,612	233,190
Weighted average shares outstanding - diluted (3)	58,080,175	58,013,381

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three and six months ended June 30, 2018 was $36.60 and $39.47, respectively.
(3)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for both periods presented.

10 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of June 30, 2018.  The table excludes data center development associated with land acquired in Phoenix, AZ which was finalized in the third quarter of 2017, as well as data center development associated with land acquired in the fourth quarter of 2017 in Ashburn, VA and Hillsboro, OR.

			Net Rentable Square Feet (Operating NRSF) (3)
									Available	Basis of	Current
		Gross					%		Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		Occupied	Annualized	Power	("BOD")	Floor as a
Property	Acquired (1)	Feet (2)	Floor (4)	Other (5)	Infrastructure (6)	Total	(Core) (7)	Core Rent (8)	(MW) (9)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	73.4%	$38,920,055	110	557,309	30.0%
Atlanta, GA (Metro)	2006	968,695	463,986	36,953	336,266	837,205	97.7%	$96,494,478	72	527,186	88.0%
Irving, TX	2013	698,000	168,160	6,981	170,323	345,464	97.6%	$48,391,823	140	275,701	61.0%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$10,035,602	22	158,157	36.8%
Chicago, IL	2014	474,979	33,000	—	35,102	68,102	78.9%	$10,034,072	8	215,855	15.3%
Ashburn, VA	2017	445,000	14,230	—	23,240	37,470	100.0%	$2,139,300	50	178,000	8.0%
Manassas, VA	2018	118,031	—	—	—	—	—%	$—	24	66,324	—%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	91.6%	$53,263,652	36	205,608	100.0%
Piscataway, NJ	2016	360,000	88,820	14,311	91,851	194,982	87.5%	$14,692,735	111	176,000	50.5%
Fort Worth, TX	2016	261,836	10,600	—	19,438	30,038	100.0%	$2,078,486	50	80,000	13.3%
Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	73.7%	$17,077,531	11	80,940	69.1%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.1%	$11,759,681	8	54,595	100.0%
Dulles, VA	2017	87,159	30,545	5,997	32,892	69,434	59.9%	$16,082,017	13	48,270	63.3%
Leased facilities **	2006 & 2015	206,631	76,451	19,450	42,001	137,902	79.3%	$26,706,990	14	97,692	78.3%
Other ***	Misc.	147,435	22,380	49,337	30,074	101,791	68.6%	$6,590,366	5	22,380	100.0%
Total		6,237,837	1,449,746	198,786	1,247,584	2,896,116	89.2%	$354,266,788	674	2,744,017	52.8%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)

With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(3)

Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(4)

Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

Calculated as Core data center raised floor that is subject to a signed lease for which space is occupied (1,040,550 square feet as of June 30, 2018), divided by Core leasable raised floor based on the current configuration of the properties (1,166,281 square feet as of June 30, 2018), expressed as a percentage. Inclusive of Non-Core space, as of June 30, 2018 consolidated data center raised floor that is subject to a signed lease for which space is occupied was 1,041,205 square feet and consolidated leasable raised floor based on the current configuration of the properties was 1,166,936 square feet, for an occupancy percentage of 89.2%.

(8)

Includes annualized  Core rent only. Had the amounts included Non-Core annualized rent, consolidated annualized rent would be $373.8 million as of June 30, 2018. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of June 30, 2018.

*        Subject to long-term ground lease.

**      Includes 11 facilities. All facilities are leased, including those subject to capital leases.

***    Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

11 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the second quarter of 2018, the Company brought online approximately four megawatts of gross power and approximately 14,000 NRSF of raised floor and customer specific capital at its Ashburn facility at an aggregate cost of approximately $71 million,  which includes $17 million related to the underlying land. For the six months ended June 30, 2018, the Company brought online approximately 13 megawatts of gross power and approximately 46,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Irving and Ashburn facilities at an aggregate cost of approximately $138 million.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2018 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Property	Actual (2)	Completion (3)	Total	Completion date
Atlanta, GA (Metro)	$10	$3	$13	Q3 - Q4 2018
Irving, TX	28	20	48	Q3 - Q4 2018
Chicago, IL	22	5	27	Q3 - Q4 2018
Ashburn, VA	12	5	17	Q4 2018
Piscataway, NJ	9	1	10	Q3 - Q4 2018
Fort Worth, TX	14	3	17	Q4 2018
Totals	$95	$37	$132

(1)

In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through June 30, 2018. In addition to the $95 million of construction costs incurred through June 30, 2018 for redevelopment expected to be completed by December 31, 2018, as of June 30, 2018 the Company had incurred $555 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2018.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

12 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of June 30, 2018. This table shows the Company’s ability to increase its raised floor of 1,449,746 square feet as of June 30, 2018 by approximately 1.9 times to 2.7 million square feet, exclusive of acquired land parcels in Phoenix, AZ; Ashburn, VA; and Hillsboro, OR.

	Raised Floor NRSF
	Overview as of June 30, 2018
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Property	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	167,309	—	390,000	557,309	111.1
Atlanta, GA (Metro)	463,986	14,000	49,200	527,186	16.7
Irving, TX	168,160	14,000	93,541	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	33,000	14,000	168,855	215,855	23.0
Ashburn, VA	14,230	5,300	158,470	178,000	35.3
Manassas, VA	—	—	66,324	66,324	45.7
Suwanee, GA	205,608	—	—	205,608	15.4
Piscataway, NJ	88,820	10,000	77,180	176,000	—
Fort Worth, TX	10,600	10,000	59,400	80,000	26.5
Santa Clara, CA	55,905	—	25,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (4)	76,451	—	21,241	97,692	—
Phoenix, AZ	—	—	—	—	84.2
Hillsboro, OR	—	—	—	—	92.0
Other (5)	22,380	—	—	22,380	—
Totals as of June 30, 2018	1,449,746	67,300	1,226,971	2,744,017	544.3

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2018.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2018.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $145.2 million, of which $111.9 million is included in Construction in Progress on the consolidated balance sheet.  The Basis of Design NRSF does not include any build-out on the available land.

(4)	Includes 11 facilities. All facilities are leased, including those subject to capital leases.
(5)	Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities.

13 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Core NOI by Facility and Consolidated Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates Core net operating income, or Core NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses, in each case attributable to the Company’s Core business. The Company believes that Core NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

Core NOI was calculated in the following manner: For revenue, QTS identified the specific products that it expects to divest of in 2018 and allocated the specific revenue to Non-Core operations. For customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition. For operating costs, the Company identified costs such as rent expense and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core. The breakdown of Core NOI by facility is shown below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Breakdown of Core NOI by facility:
Atlanta-Metro data center	$21,093	$20,404	$19,656	$41,497	$39,185
Atlanta-Suwanee data center	11,611	11,407	9,795	23,018	19,604
Richmond data center	7,070	7,370	7,583	14,440	14,729
Irving data center	10,917	9,837	8,088	20,754	14,547
Dulles data center	2,480	1,952	1,667	4,432	3,197
Leased data centers (1)	1,470	1,412	(738)	2,882	103
Santa Clara data center	2,089	2,123	1,644	4,212	3,412
Piscataway data center	3,051	2,951	2,317	6,002	4,729
Princeton data center	2,411	2,416	2,395	4,827	4,799
Sacramento data center	1,839	1,895	1,820	3,734	3,700
Chicago data center	2,339	1,994	1,267	4,333	1,983
Fort Worth data center	180	271	117	451	241
Other facilities (2)	1,089	760	621	1,849	1,234
Core NOI (3) (4)	$67,639	$64,792	$56,232	$132,431	$111,463

(1)	Includes 11 facilities. All facilities are leased, including those subject to capital leases.
(2)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.
(3)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations, aggregated to $4.6 million, $4.2 million and $3.8 million for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017, respectively, and $8.8 and $7.6 for the six months ended June 30, 2018 and 2017, respectively.

(4)

Represents NOI associated with Non-Core operations. Non-Core definition is presented in the Appendix. Represents Core amounts only, which excludes Non-Core NOI. Had the amounts included Non-Core NOI, consolidated NOI would be $72,816, $73,052, and $68,076 for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively, and $145,868 and $135,472 for the six months ended June 30, 2018 and 2017, respectively.

14 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Development	$117,939	$84,163	$53,489	$202,102	$100,107
Acquisitions	—	24,626	5,019	24,626	5,019
Maintenance capital expenditures	1,682	930	1,172	2,612	1,968
Other capital expenditures (1)	25,295	18,843	19,038	44,138	37,743
Total capital expenditures	$144,916	$128,562	$78,718	$273,478	$144,837

(1)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

15 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The pricing on new and modified leases signed varies quarter to quarter based on the mix of Core deals leased, as Hyperscale and Hybrid Colocation vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 18 for such renewals). The amounts below also exclude leases signed related to Non-Core products and services.

During the second quarter of 2018, the Company entered into 447 new and modified Core leases aggregating to $31.3 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing non-incremental annualized MRR from modified renewals and deducting downgrades during the period resulted in $13.1 million in Core incremental annualized rent for the quarter ended June 30, 2018.  The Company’s second quarter leasing performance was driven by strong volume in its hybrid colocation product, which contributed the majority of the quarter’s incremental annualized rent. Pricing on new and modified leases signed during the second quarter was higher than the prior four quarter average, primarily driven by a higher proportion of smaller footprint hybrid colocation deals.

Annualized rent per leased square foot is computed using the total rent associated with all new and modified Core leases for the respective periods. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

					Annualized	Incremental
				Annualized	Rent of New	Annualized
		Number of	Total Leased	rent per	and Modified	Rent, Net of
	Period	Leases	sq ft	leased sq ft (1)	Lease	Downgrades (2)
New/modified leases signed - Core (3)	Q2 2018	447	39,082	$801	$31,322,076	$13,092,298
	P4QA*	381	54,113	494	26,748,966	14,593,532
	Q1 2018	413	90,294	399	35,982,816	21,039,069
	Q4 2017	357	25,697	657	16,879,032	8,573,152
	Q3 2017	376	79,662	452	36,043,560	17,100,790
	Q2 2017	377	20,799	870	18,090,456	11,661,116

*	Average of prior 4 quarters
(1)	Calculated using all Core revenue including new lease MRR and modified renewal MRR.
(2)	Amounts include Core incremental MRR only, net of downgrades.
(3)

Includes leases of Core products only. Had the incremental annualized rent, net of downgrades included Non-Core leases, consolidated incremental annualized rent net of downgrades would be $9,323,040, $16,735,105, $8,719,465, $15,329,139, and $13,134,696 for the three months ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively, and the prior four quarter average would be $13,479,601.

NOTE: Figures above do not include cost recoveries.

16 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

The following table outlines the Core booked-not-billed (“BNB”) balance as of June 30, 2018 and how that will affect revenue in 2018 and subsequent years:

Core Booked-not-billed ("BNB")	2018	2019	Thereafter	Total
Core MRR	$1,411,913	$1,655,103	$1,207,331	$4,274,347
Core incremental revenue (1)	5,527,865	14,945,298	14,487,972
Core annualized revenue (2)	16,942,956	19,861,236	14,487,972	51,292,164

(1)	Core incremental revenue represents the expected amount of recognized MRR for the Core business in the period based on when the Core booked-not-billed leases commence throughout the period.
(2)

Core annualized revenue represents the Core booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR for the Core business might have been recognized if the Core booked-not-billed leases commencing in the period were in place for an entire year.  Had the BNB annualized revenue included Non-Core leases, consolidated annualized BNB revenue would be $53,268,684.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of June 30, 2018 to be approximately $122 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

17 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Renewed and Commenced Leases and Core Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as Hyperscale and Hybrid Colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total Core MRR per square foot including all subscribed services. The amounts below exclude leases of Non-Core products. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for  Core renewals signed in the second quarter of 2018 was 5.6% higher than the rates for those customers immediately prior to renewal. The Company expects renewal rates will generally increase in the low to mid-single digits.

Core Rental Churn (which the Company defines as Core MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total Core MRR at the beginning of the period) was 0.8% for the second quarter of 2018.  Core Rental Churn was 1.8% for the six months ended June 30, 2018.  Consolidated Rental Churn (which the Company defines as consolidated MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to consolidated MRR at the beginning of the period) was 1.8% for the second quarter of 2018. Consolidated Rental Churn was 3.5% for the six months ended June 30, 2018.

				Annualized
		Number of	Total Leased	rent per	Annualized	Rent
	Period	renewed leases	sq ft	leased sq ft	Rent	Change (1)
Renewed Leases - Core (2)	Q2 2018	24	101,902	$219	$22,269,960	5.6%
	P4QA*	77	37,766	449	16,953,534	2.7%
	Q1 2018	65	99,716	234	23,365,848	5.4%
	Q4 2017	71	16,601	911	15,126,576	1.1%
	Q3 2017	81	17,257	652	11,252,952	2.2%
	Q2 2017	89	17,491	1,033	18,068,760	1.0%

*	Average of prior 4 quarters
(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)

Includes leases of Core products only.  Had the rent change percentage included Non-Core leases, consolidated rent changes would be 4.9%, 5.3%, 1.2%, 2.1%, and 1.0% for the three months ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively, and 2.7% for the prior four quarter average.

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as Hyperscale and Hybrid Colocation vary on a rate per square foot basis.

During the second quarter of 2018, the Company commenced customer leases (which includes both new customers and existing customers that renewed their lease terms) representing approximately $28.6 million of annualized Core rent at $593 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $25.5 million of annualized Core rent at $537 per square foot. Average pricing on Core commenced leases during the second quarter of 2018 increased compared to the prior four quarter average primarily due to a higher proportion of smaller footprint hybrid colocation deals.

18 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

				Annualized
		Number of	Total Leased	rent per	Annualized
	Period	leases	sq ft	leased sq ft	Rent
Leases commenced - Core (1)	Q2 2018	472	48,259	$593	$28,619,928
	P4QA*	418	47,534	537	25,539,453
	Q1 2018	402	56,366	529	29,824,080
	Q4 2017	424	37,251	570	21,240,814
	Q3 2017	463	52,513	517	27,135,444
	Q2 2017	384	44,007	544	23,957,476

*	Average of prior 4 quarters
(1)

Leases commenced include all Core commenced monthly recurring rent, inclusive of both incremental rent as well as existing rent that was renewed.  Includes leases of Core products only. Had the annualized rent per leased square foot included Non-Core leases, consolidated annualized rent per leased square foot would be $637,  $691, $718, $617, and $778 for the three months ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively, and the prior four quarter average would be $696. Had the annualized rent included Non-Core leases, consolidated annualized rent would be $39,766,296,  $39,508,860; $26,943,658;  $32,585,052; and $34,787,704 for the three months ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively, and the prior four quarter average would be $33,456,318.

19 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Lease Expirations

Lease expirations information is presented below for the Core business, which primarily consists of the Company’s Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers.  Hyperscale leases are typically 5-10 years with the majority of Hyperscale lease expirations occurring in 2022 and beyond. Hybrid Colocation leases are typically 3 years in duration, with the majority of Hybrid Colocation lease expirations occurring in 2018 and 2019. The following table sets forth a summary schedule of the Core lease expirations as of June 30, 2018. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The lease expirations table below has been calculated proforma for the effects of two Hyperscale anchor tenants’ leases that were signed but not yet commenced as of June 30, 2018. As such, the annualized rent does not reconcile to reported annualized MRR in other locations of this document.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Core Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	521	24,115	2%	$17,787,270	5%	—%	5%
2018	709	68,820	7%	39,008,934	11%	1%	10%
2019	1,167	134,913	13%	79,570,356	22%	4%	18%
2020	967	96,334	9%	54,409,269	15%	1%	14%
2021	459	150,984	14%	40,883,052	11%	2%	9%
2022	196	364,015	34%	84,263,951	23%	18%	5%
After 2022	144	217,464	21%	45,433,546	13%	9%	4%
Portfolio Total	4,163	1,056,645	100%	$361,356,378	100%	35%	65%

(1)	Represents each agreement with a customer signed as of June 30, 2018 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

Includes annualized Core rent only. Had the amounts included Non-Core annualized rent, consolidated annualized rent expiring month to month, in 2018, 2019, 2020, 2021, 2022, and thereafter would have been $23.7 million, $44.7 million, $85.2 million, $56.5 million, $41.1 million,  $84.3 million and $45.4 million, respectively. Had the amounts included Non-Core annualized rent, consolidated % of Portfolio Annualized Rent expiring month to month, in 2018, 2019, 2020, 2021, 2022, and thereafter would have been 6%, 12%, 22%, 15%, 11%, 22% and 12%, respectively. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)

Consists of both customer leases whose original contract terms ended on June 30, 2018 and have yet to commence signed renewals, as well as customers whose leases expired prior to June 30, 2018 and have continued on a month-to-month basis.

20 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Largest Core Customers

As of June 30, 2018, the Company’s portfolio was leased to over 1,000 Core customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest Core customers in the portfolio based on Core annualized rent as of June 30, 2018 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Rent (1)	Rent	(Months) (2)
Content & Digital Media	2	$52,087,616	14.4%	44
Cloud & IT Services	1	18,510,470	5.1%	45
Cloud & IT Services	2	17,965,958	5.0%	69
Cloud & IT Services	3	13,366,745	3.7%	68
Cloud & IT Services	6	11,136,594	3.1%	26
Content & Digital Media	3	10,787,124	3.0%	46
Government & Security	1	6,657,752	1.8%	46
Cloud & IT Services	1	5,016,774	1.4%	34
Financial Services	1	4,775,268	1.3%	18
Financial Services	1	4,658,952	1.3%	73
Total / Weighted Average		$144,963,253	40.1%	48

(1)

Annualized rent is presented for leases commenced as of June 30, 2018. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)

Weighted average based on customer’s percentage of total Core annualized rent expiring and is as of June 30, 2018. The weighted average lease terms have been calculated proforma for the effects of two Hyperscale anchor tenants’ leases that were signed but not yet commenced as of June 30, 2018.

21 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Industry Segmentation

The following table sets forth information relating to the  Core industry segmentation of customers as of June 30, 2018:

(1)	Portfolio Total used for pie chart does not include $19.5 million of Non-Core MRR.

The following table sets forth information relating to the Core industry segmentation of customers as of December 31, 2017:

(1)	Portfolio Total used for pie chart does not include $54.4 million of Non-Core MRR.

22 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of June 30, 2018:

(1)	Portfolio Total used for pie chart does not include $19.5 million of Non-Core MRR.

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of December 31, 2017:

.

(1)	Portfolio Total used for pie chart does not include $54.4 million of Non-Core MRR.
(2)	Previously reported allocations for Hybrid Colocation and Hyperscale at December 31, 2017 have been updated for refined Hyperscale designations in the product pie chart herein.

23 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	June 30, 2018	June 30, 2018	June 30, 2018	December 31, 2017
Unsecured Credit Facility (1)
Revolving Credit Facility	3.60%	December 17, 2021	$—	$131,000
Term Loan I	3.49%	December 17, 2022	350,000	350,000
Term Loan II	3.51%	April 27, 2023	350,000	350,000
Senior Notes (2)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,834	1,866
Capital Lease and Lease Financing Obligations	1.96%	2019	4,383	8,699
Total	3.95%		$1,106,217	$1,241,565

(1)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $5.2 million and $5.8 million at June 30, 2018 and December 31, 2017, respectively.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.6 million and $5.8 million at June 30, 2018 and December 31, 2017, respectively.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	June 30, 2018	total	December 31, 2017	total
Fixed Rate Debt	$806,217	72.9%	$810,565	65.3%
Floating Rate Debt	300,000	27.1%	431,000	34.7%
	$1,106,217	100.0%	$1,241,565	100.0%

Scheduled debt maturities as of June 30, 2018:

Debt instruments	2018	2019	2020	2021	2022	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$—	$350,000	$350,000	$700,000
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	28	68	71	74	77	1,516	1,834
Capital Lease and Lease Financing Obligations	3,301	956	117	9	—	—	4,383
Total	$3,329	$1,024	$188	$83	$350,077	$751,516	$1,106,217

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.2 million at June 30, 2018.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.6 million at June 30, 2018.

24 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Interest expense and fees	$13,257	$12,515	$9,827	$25,772	$18,858
Amortization of deferred financing costs and bond discount	961	962	971	1,923	1,951
Capitalized interest (1)	(6,015)	(5,367)	(3,151)	(11,382)	(6,293)
Total interest expense	$8,203	$8,110	$7,647	$16,313	$14,516

(1)

The weighted average interest rate for the three months ended June 30, 2018,  March 31, 2018,  and June 30, 2017 was 4.52%,  4.19%, and 4.01%, respectively. As of June 30, 2018 and December 31, 2017 our weighted average coupon interest rate was 3.95% and 3.49%, respectively.

25 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Core Revenue; (2) FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO (3) MRR, Recognized MRR and Core MMR; (4) NOI and Core NOI; and (5) EBITDAre, Adjusted EBITDA, Core Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Core Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, including on a Core and Non-Core basis, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. Core represents the Company’s business expected to remain following disposition of the Company’s “Non-Core” business in accordance with its previously announced strategic growth plan. The Core business consists primarily of the Company’s Hyperscale and Hybrid Colocation business, along with technology and services from the Company’s Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of product space.

Non-Core. Non-Core represents the portion of the Company’s business that the Company expects to exit in accordance with its previously announced strategic growth plan. The Non-Core business consists of the products of services within the Company’s Cloud and Managed Services business, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

26 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core Operating FFO and Adjusted Core Operating FFO represent Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company expects to retain following completion of the strategic growth plan.

27 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$5,397	$(11,830)	$(6,433)	$5,083	$(5,335)	$(252)	$987	$3,621	$4,608
Real estate depreciation and amortization	33,093	750	33,843	31,192	865	32,057	29,430	845	30,275
FFO	38,490	(11,080)	27,410	36,275	(4,470)	31,805	30,417	4,466	34,883
Preferred stock dividends	(2,248)	—	(2,248)	(328)	—	(328)	—	—	—
FFO available to common shareholders & OP unit holders	36,242	(11,080)	25,162	35,947	(4,470)	31,477	30,417	4,466	34,883

Restructuring costs	—	11,430	11,430	—	8,530	8,530	—	—	—
Transaction, integration and impairment costs	653	—	653	920	—	920	161	—	161
Tax benefit associated with restructuring, transaction and integration costs	—	(41)	(41)	—	(1,635)	(1,635)	—	—	—
Operating FFO available to common shareholders & OP unit holders*	36,895	309	37,204	36,867	2,425	39,292	30,578	4,466	35,044

Maintenance Capex	(2,612)	—	(2,612)	(930)	—	(930)	(1,170)	—	(1,170)
Leasing commissions paid	(7,600)	(71)	(7,671)	(5,839)	(71)	(5,910)	(3,417)	(638)	(4,055)
Amortization of deferred financing costs and bond discount	961	—	961	962	—	962	971	—	971
Non real estate depreciation and amortization	2,140	1,836	3,976	2,148	1,709	3,857	1,864	2,388	4,252
Straight line rent revenue and expense and other	(1,300)	67	(1,233)	(2,509)	(9)	(2,518)	(566)	(71)	(637)
Tax expense (benefit) from operating results	178	—	178	(767)	—	(767)	(1,429)	—	(1,429)
Equity-based compensation expense	3,999	—	3,999	3,481	—	3,481	3,283	449	3,732
Adjusted Operating FFO available to common shareholders & OP unit holders*	$32,661	$2,141	$34,802	$33,413	$4,054	$37,467	$30,114	$6,594	$36,708

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

	Six Months Ended
	June 30, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$10,480	$(17,165)	$(6,685)	$2,608	$7,568	$10,176
Real estate depreciation and amortization	64,285	1,615	65,900	58,127	1,652	59,779
FFO	74,765	(15,550)	59,215	60,735	9,220	69,955
Preferred stock dividends	(2,576)	—	(2,576)	—	—	—
FFO available to common shareholders & OP unit holders	72,189	(15,550)	56,639	60,735	9,220	69,955

Restructuring costs	—	19,960	19,960	—	—	—
Transaction, integration and impairment costs	1,573	—	1,573	497	—	497
Tax benefit associated with restructuring, transaction and integration costs	—	(1,676)	(1,676)	—	—	—
Operating FFO available to common shareholders & OP unit holders*	73,762	2,734	76,496	61,232	9,220	70,452

Maintenance Capex	(3,542)	—	(3,542)	(1,967)	—	(1,967)
Leasing commissions paid	(13,439)	(142)	(13,581)	(7,166)	(1,058)	(8,224)
Amortization of deferred financing costs and bond discount	1,923	—	1,923	1,951	—	1,951
Non real estate depreciation and amortization	4,288	3,545	7,833	4,150	4,546	8,696
Straight line rent revenue and expense and other	(3,809)	58	(3,751)	(1,693)	(71)	(1,764)
Tax expense (benefit) from operating results	(589)	—	(589)	(3,322)	372	(2,950)
Equity-based compensation expense	7,480	—	7,480	6,013	801	6,814
Adjusted Operating FFO available to common shareholders & OP unit holders*	$66,074	$6,195	$72,269	$59,198	$13,810	$73,008

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

28 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR), Recognized MRR and Core MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR, recognized MRR and Core MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s Core business. MRR, recognized MRR and Core MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR, recognized MRR or Core MRR in the same manner. Accordingly, the Company’s MRR, recognized MRR and Core MRR may not be comparable to other companies’ MRR, recognized MRR and Core MRR. MRR, recognized MRR and Core MRR should be considered only as supplements to total revenues as a measure of its performance. MRR, recognized MRR and Core MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR and Core MRR at period-end, on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$102,549	$9,728	$112,277	$100,390	$13,307	$113,697	$88,740	$19,128	$107,868
Less: Total period recoveries	(10,444)	—	(10,444)	(11,513)	—	(11,513)	(8,693)	(81)	(8,774)
Total period deferred setup fees	(3,073)	(130)	(3,203)	(2,888)	(5)	(2,893)	(1,972)	(464)	(2,436)
Total period straight line rent and other	(2,022)	(2,304)	(4,326)	(3,899)	(552)	(4,451)	(2,500)	(806)	(3,306)
Recognized MRR in the period	87,010	7,294	94,304	82,090	12,750	94,840	75,575	17,777	93,352

MRR at period end
Total period revenues	$102,549	$9,728	$112,277	$100,390	$13,307	$113,697	$88,740	$19,128	$107,868
Less: Total revenues excluding last month	(67,701)	(6,861)	(74,562)	(66,790)	(8,871)	(75,661)	(58,510)	(12,752)	(71,262)
Total revenues for last month of period	34,848	2,867	37,715	33,600	4,436	38,036	30,230	6,376	36,606
Less: Last month recoveries	(3,597)	—	(3,597)	(3,107)	—	(3,107)	(2,859)	(13)	(2,872)
Last month deferred setup fees	(984)	(99)	(1,083)	(962)	(2)	(964)	(742)	(80)	(822)
Last month straight line rent and other	(745)	(1,139)	(1,884)	(1,669)	(382)	(2,051)	(487)	(734)	(1,221)
MRR at period end	$29,522	$1,629	$31,151	$27,862	$4,052	$31,914	$26,142	$5,549	$31,691

	Six Months Ended
	June 30, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$202,939	$23,035	$225,974	$175,616	$38,216	$213,832
Less: Total period recoveries	(21,957)	—	(21,957)	(17,054)	(81)	(17,135)
Total period deferred setup fees	(5,961)	(135)	(6,096)	(4,588)	(464)	(5,052)
Total period straight line rent and other	(5,921)	(2,856)	(8,777)	(4,585)	(1,839)	(6,424)
Recognized MRR in the period	169,100	20,044	189,144	149,389	35,832	185,221

MRR at period end
Total period revenues	$202,939	$23,035	$225,974	$175,616	$38,216	$213,832
Less: Total revenues excluding last month	(168,091)	(20,168)	(188,259)	(145,386)	(31,840)	(177,226)
Total revenues for last month of period	34,848	2,867	37,715	30,230	6,376	36,606
Less: Last month recoveries	(3,597)	—	(3,597)	(2,859)	(13)	(2,872)
Last month deferred setup fees	(984)	(99)	(1,083)	(742)	(80)	(822)
Last month straight line rent and other	(745)	(1,139)	(1,884)	(487)	(734)	(1,221)
MRR at period end	$29,522	$1,629	$31,151	$26,142	$5,549	$31,691

29 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, and transaction and integration costs, in addition to non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a Core and Non-Core basis is as follows (unaudited and in thousands):

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$5,397	$(11,830)	$(6,433)	$5,083	$(5,335)	$(252)	$987	$3,621	$4,608
Interest income	(25)	—	(25)	(1)	—	(1)	—	—	—
Interest expense	8,199	4	8,203	8,103	7	8,110	7,633	14	7,647
Tax expense (benefit) of taxable REIT subsidiaries	178	(41)	137	(767)	(1,635)	(2,402)	(1,429)	—	(1,429)
Depreciation and amortization	35,233	2,586	37,819	33,340	2,574	35,914	31,294	3,233	34,527
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	3,122	3,122	—	4,017	4,017	—	—	—
EBITDAre	$48,982	$(6,159)	$42,823	$45,758	$(372)	$45,386	$38,485	$6,868	$45,353

Equity-based compensation expense	3,999	—	3,999	3,481	—	3,481	3,283	449	3,732
Restructuring costs	—	8,308	8,308	—	4,513	4,513	—	—	—
Transaction, integration and impairment costs	653	—	653	920	—	920	161	—	161
Adjusted EBITDA	$53,634	$2,149	$55,783	$50,159	$4,141	$54,300	$41,929	$7,317	$49,246

	Six Months Ended
	June 30, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$10,480	$(17,165)	$(6,685)	$2,608	$7,568	$10,176
Interest income	(26)	—	(26)	(1)	—	(1)
Interest expense	16,302	11	16,313	14,502	14	14,516
Tax expense (benefit) of taxable REIT subsidiaries	(589)	(1,676)	(2,265)	(3,322)	372	(2,950)
Depreciation and amortization	68,573	5,160	73,733	62,277	6,198	68,475
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	7,139	7,139	—	—	—
EBITDAre	$94,740	$(6,531)	$88,209	$76,064	$14,152	$90,216

Equity-based compensation expense	7,480	—	7,480	6,013	801	6,814
Restructuring costs	—	12,821	12,821	—	—	—
Transaction, integration and impairment costs	1,573	—	1,573	497	—	497
Adjusted EBITDA	$103,793	$6,290	$110,083	$82,574	$14,953	$97,527

30 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI) and Core NOI

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income (loss) as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. Core NOI represents NOI of the Company’s Core business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expects to retain following completion of the strategic growth plan. NOI and Core NOI are therefore not substitutes for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income (loss) to NOI and Core NOI is presented below (unaudited and in thousands):

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$5,397	$(11,830)	$(6,433)	$5,083	$(5,335)	$(252)	$987	$3,621	$4,608
Interest income	(25)	—	(25)	(1)	—	(1)	—	—	—
Interest expense	8,199	4	8,203	8,103	7	8,110	7,633	14	7,647
Depreciation and amortization	35,233	2,586	37,819	33,340	2,574	35,914	31,294	3,233	34,527
Tax expense (benefit) of taxable REIT subsidiaries	178	(41)	137	(767)	(1,635)	(2,402)	(1,429)	—	(1,429)
Transaction, integration and impairment costs	653	—	653	920	—	920	161	—	161
General and administrative expenses	18,004	3,028	21,032	18,114	4,119	22,233	17,586	4,976	22,562
Restructuring	—	11,430	11,430	—	8,530	8,530	—	—	—
NOI (1)	$67,639	$5,177	$72,816	$64,792	$8,260	$73,052	$56,232	$11,844	$68,076

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges, with respect to Core operations, aggregated to $4.6 million, $4.2 million and $3.8 million for the three months ended June 30, 2018,  March 31, 2018 and June 30, 2017, respectively.

	Six Months Ended
	June 30, 2018			June 30, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$10,480	$(17,165)	$(6,685)	$2,608	$7,568	$10,176
Interest income	(26)	—	(26)	(1)	—	(1)
Interest expense	16,302	11	16,313	14,502	14	14,516
Depreciation and amortization	68,573	5,160	73,733	62,277	6,198	68,475
Tax expense (benefit) of taxable REIT subsidiaries	(589)	(1,676)	(2,265)	(3,322)	372	(2,950)
Transaction, integration and impairment costs	1,573	—	1,573	497	—	497
General and administrative expenses	36,118	7,147	43,265	34,902	9,857	44,759
Restructuring	—	19,960	19,960	—	—	—
NOI (1)	$132,431	$13,437	$145,868	$111,463	$24,009	$135,472

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations, aggregated to $8.8 and $7.6 for the six months ended June 30, 2018 and 2017, respectively.

31 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Core/Non-Core Reconciliations

In conjunction with its strategic growth plan announced in the prior quarter, QTS is realigning its product offerings around Hyperscale and Hybrid Colocation, while exiting certain of its C3-Cloud and Managed Services offerings, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this release to focus its guidance and key performance metrics around its Core business, which primarily consists of its Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers, which together will be the Company’s primary business following the completion of the strategic growth plan.

The table below includes certain non-GAAP financial measures, separated on a Core / Non-Core basis, which management believes is helpful to understanding the financial results of the Company’s Core business.

In order to bifurcate revenues and costs the Company utilized the following methodology: For managed service revenue, QTS identified the specific products that it expects to divest of in 2018, and allocated their specific revenue to Non-Core operations. For customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine the portion of colocation revenue considered to be Non-Core.

For operating costs, the Company identified costs such as rent expense, software licenses, communications expenses and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core.

For general and administrative costs, certain personnel costs, including severance benefits and equity-based compensation, that were associated with personnel impacted by the strategic growth plan have been reclassified to restructuring costs. For current and prior periods Non-Core personnel costs associated with wages and salaries were not reclassified to restructuring cost but are shown in their respective line items as Non-Core. QTS identified the software costs, communications expense and other similar general and administrative costs that are utilized to support the aforementioned revenue and reclassified those costs to Non-Core accordingly.

For depreciation costs, the Company identified the equipment that services the impacted customers, which QTS expects to dispose of in the transaction, and reclassified the associated depreciation costs to Non-Core. Write-offs of capitalized equipment or other capitalized costs that QTS has abandoned have been reclassified to restructuring costs.

32 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com

Below is selected financial data depicting Core and Non-Core reconciliations (unaudited and in thousands):

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$102,549	$9,728	$112,277	$100,390	$13,307	$113,697	$88,740	$19,128	$107,868
Less: Operating costs (1)	34,910	4,551	39,461	35,598	5,047	40,645	32,508	7,284	39,792
Net operating income	67,639	5,177	72,816	64,792	8,260	73,052	56,232	11,844	68,076

Less: General & administrative expenses (excluding equity-based compensation expense)	14,005	3,028	17,033	14,633	4,119	18,752	14,303	4,527	18,830
Adjusted EBITDA	53,634	2,149	55,783	50,159	4,141	54,300	41,929	7,317	49,246

Less:
Equity-based compensation expense	3,999	—	3,999	3,481	—	3,481	3,283	449	3,732
Interest income	(25)	—	(25)	(1)	—	(1)	—	—	—
Interest expense	8,199	4	8,203	8,103	7	8,110	7,633	14	7,647
Tax expense (benefit) from operating results	178	—	178	(767)	—	(767)	(1,429)	—	(1,429)
Non real estate depreciation and amortization	2,140	1,836	3,976	2,148	1,709	3,857	1,864	2,388	4,252
Preferred stock dividends	2,248	—	2,248	328	—	328	—	—	—
Operating FFO available to common shareholders & OP unit holders	36,895	309	37,204	36,867	2,425	39,292	30,578	4,466	35,044

OFFO per share	0.64	0.01	0.64	0.64	0.04	0.68	0.55	0.08	0.63

Adjustments:
Transaction, integration and impairment costs	(653)	—	(653)	(920)	—	(920)	(161)	—	(161)
Restructuring costs	—	(11,430)	(11,430)	—	(8,530)	(8,530)	—	—	—
Tax benefit associated with restructuring, transaction and integration costs	—	41	41	—	1,635	1,635	—	—	—
Real estate depreciation and amortization	(33,093)	(750)	(33,843)	(31,192)	(865)	(32,057)	(29,430)	(845)	(30,275)
Preferred stock dividends	2,248	—	2,248	328	—	328	—	—	—
Net income (loss)	$5,397	$(11,830)	$(6,433)	$5,083	$(5,335)	$(252)	$987	$3,621	$4,608

(1)	Consists of property operating costs as well as real estate taxes and insurance.

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$202,939	$23,035	$225,974	$175,616	$38,216	$213,832
Less: Operating costs (1)	70,508	9,598	80,106	64,153	14,207	78,360
Net operating income	132,431	13,437	145,868	111,463	24,009	135,472

Less: General & administrative expenses (excluding equity-based compensation expense)	28,638	7,147	35,785	28,889	9,056	37,945
Adjusted EBITDA	103,793	6,290	110,083	82,574	14,953	97,527

Less:
Equity-based compensation expense	7,480	—	7,480	6,013	801	6,814
Interest income	(26)	—	(26)	(1)	—	(1)
Interest expense	16,302	11	16,313	14,502	14	14,516
Tax expense (benefit) from operating results	(589)	—	(589)	(3,322)	372	(2,950)
Non real estate depreciation and amortization	4,288	3,545	7,833	4,150	4,546	8,696
Preferred stock dividends	2,576	—	2,576	—	—	—
Operating FFO available to common shareholders & OP unit holders	73,762	2,734	76,496	61,232	9,220	70,452

OFFO per share	1.27	0.05	1.32	1.11	0.17	1.27

Adjustments:
Transaction, integration and impairment costs	(1,573)	—	(1,573)	(497)	—	(497)
Restructuring costs	—	(19,960)	(19,960)	—	—	—
Tax benefit associated with restructuring, transaction and integration costs	—	1,676	1,676	—	—	—
Real estate depreciation and amortization	(64,285)	(1,615)	(65,900)	(58,127)	(1,652)	(59,779)
Preferred stock dividends	2,576	—	2,576	—	—	—
Net income (loss)	$10,480	$(17,165)	$(6,685)	$2,608	$7,568	$10,176

(1)	Consists of property operating costs as well as real estate taxes and insurance.

33 QTS Q2 Earnings 2018	Contact: IR@qtsdatacenters.com